EXHIBIT 10.130
THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT A CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION: [***].
Supply Agreement for years 2012-2013
between
Stora Enso Oyj (“Stora Enso”)
Kanavaranta 1, FI-00160 Helsinki/Finland
and
SIG Combibloc Procurement AG (“SIG Combibloc”)
Laufengasse 18, CH-8212 Neuhausen am Rheinfall
1.	General

This agreement covers volumes and commercial conditions for the supply of Liquid Packaging Board (“LPB”) from Stora Enso to SIG Combibloc or any other affiliate or successor company. As required by SIG Combibloc’s prevailing production capacities and facilities, the respective place of receipt of the supplier’s products may, upon such indication to supplier in due time, not be identical to the purchasing partner’s place of business.

2.	Duration

The duration of this agreement covers supply of LPB from 1st January 2012 to 31st December 2013. Continuation of this supply agreement will be negotiated during second half of year 2013.

3.	Market Terms

3.1	Volumes

Under the conditions described in this Supply Agreement, Stora Enso commits to supply and SIG Combibloc commits to purchase the agreed volume as mentioned in Annex 1. SIG Combibloc will reconfirm the volume for the following year latest on November 1st of each year.

Should there be a change in demand for SIG Combibloc’s cartons which leads to a change in SIG Combibloc consumption of LPB, Stora Enso and SIG Combibloc will discuss and agree how to handle such change in an appropriate way. This shall be the sole remedy in respect of any such change in demand and consumption of LPB from Stora Enso deviating from the contractual volume mentioned in Annex 1.

3.2	Force Majeure

Neither Party is responsible for failure to perform its obligations or delays in its performance of such obligations due to causes or occurrences beyond its control, including, but not limited to, civil disobedience, acts of God, casualty, accident, war, labour disputes, government actions or similar events.

The same shall apply in respect of SIG Combibloc’s purchase commitment set out clause 3.1 above for volumes not required by SIG Combibloc in case of a deterioration of the economical situation or loss of important customers without the fault of SIG Combibloc (e.g. insolvency of a customer).

3.3	Prices

See Annex 1.

4.	Payment Terms

Invoicing will be done in EURO twice a month for Europe (at the 16th and the end of each month).
[***] days with a cash discount of [***] on the DAP price; otherwise [***] days net from date of invoice (Annex 3).
For Asia invoicing will be done in EURO upon confirmation of arriving ship to port.
[***] days net from date of invoice with a direct price reduction of [***] on the DAT price (Annex 3).
5.	Terms of delivery
Europe:	DAP, Incoterms 2010, delivered at place, SIG Combibloc plants in Linnich, Wittenberg and Saalfelden

Asia:	DAT, Incoterms 2010, delivered at terminal, port destination in Thailand (Laem Chabang) and at terminal, port destination in China (Shanghai)
Details are described in the Delivery, Storage & Consignment Agreement (Annex 3).
6.	Quality and Specification

Stora Enso warrants that all products delivered will be free from defects and conform to the Technical Delivery Specifications (Annex 4) and the Product Specifications agreed between the parties. If any specification must be adjusted, both Parties shall agree mutually upon such adjustment in writing.

7.	General Trade Rules

Deliveries under this agreement are governed by the General Trade Rules for Paper and Paperboard (Annex 5).

In the event of discrepancies between this agreement and the General Trade Rules for Paper and Paperboard, the terms of this agreement shall prevail.

8.	Applicable Law / Jurisdiction

This Agreement shall be governed by Swiss Law. Any dispute arising out of or in relation to this Agreement shall be settled by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force on the date when the notice of Arbitration is submitted. The number of arbitrators shall be three, the seat of arbitration shall be in Zurich, and the arbitral proceeding shall be conducted in English.

9.	Confidentiality Agreement

For the purpose of this Agreement “Confidential Information” shall mean all information, whether of technical, commercial or other nature, and whether it is documented or not, belonging to or in the possession of either of the Parties, with the exception of information which:
a)	is in, or enters, the public domain otherwise than by a breach of the Contract by the receiving Party;

b)	was known to the receiving Party prior to the disclosure thereof by the disclosing Party; or

c)	is legally transmitted or disclosed to a Party by a third party that owes no obligation of confidentiality regarding the Confidential Information.
The receiving Party shall maintain in confidence and shall protect all Confidential Information disclosed to it under the Agreement. Except as expressly permitted by written consent of the disclosing Party, the receiving Party shall not disclose Confidential Information to any third party.
The receiving Party shall use Confidential Information supplied by the disclosing Party only for the purposes of the Agreement.
The receiving Party shall limit access to Confidential Information to those of its employees reasonably requiring the same for the purpose of the Agreement. An employee getting access to Confidential Information shall be obliged to treat the same as confidential in the same manner and to the same extent as provided herein.
The obligations and restrictions of use and disclosure of Confidential Information under this Section shall continue in full force and effect for a period of three (3) years after the termination or expiration of the Agreement.
10.	Prior Agreements

This agreement replaces the Supply Agreement for years 2010-2011 of 19/20th January 2010 and supersedes any previous supply agreements between Stora Enso and SIG Combibloc. However, for the avoidance of doubt, previously agreed technical agreements and specifications shall remain valid and in force.

Neuhausen, 1.2.2012		Helsinki, 19.1.2012

SIG Combibloc Procurement AG		Stora Enso Oyj

/s/ Rolf Stangl	/s/ André Rosenstock	/s/ Vesa Simola	/s/ Anders Harbäck

Rolf Stangl	André Rosenstock	Vesa Simola	Anders Harbäck

Annex 1:	Volumes and Prices

Annex 2:	List of subsidiaries

Annex 3:	Delivery, Storage & Consignment Agreement

Annex 4:	Technical Delivery Specifications

Annex 5:	General Trade Rules for Paper and Paperboard

Annex 6:	Indemnification Prime A

Annex 7:	Visio Monthly Process OBF

Annex 8:	Visio Monthly Process VMI

Annex 9:	Parent Company Guarantee

Annex 1
Prices (agreed in separate price list for Skoghall and Imatra board)

2012:
[***] — [***] ex mill all other grades from Skoghall Mill — [***] ex mill Prime A from Imatra Mill — [***] DAP

2013:
The ex mill price for Skoghall Mill and the DAP price for Imatra Mill will be adjusted for 2013 with [***] plus [***] of the 12 month average inflation rate Euro area (MUICP), published by Eurostat in November 2012.

Logistic costs for deliveries from Skoghall Mill to SIG Combibloc’s sites will be adjusted quarterly based on costs.
Volumes and Volume Rebate
The contractual volume for 2012 and 2013 is min [***] — max [***] for each respective year.
Indicative target volume for 2012 is [***], for 2013 the indicative volume will be announced latest November 1st 2012.
Stora Enso will grant following Volume Rebate to be credited in January of the following year:
[***] on average invoiced sales price after deduction of cash discount or direct price reductions for the volume between [***] — [***]
[***] on average invoiced sales price after deduction of cash discount or direct price reductions for the volume between [***] — [***].
Volume Bonus
In addition to the above Volume Rebate, Stora Enso will grant SIG Combibloc a Volume Bonus of [***] subject to min. [***] of LPB invoiced during each calendar year, 2012 and 2013.
FSC certified board
Stora Enso is reserving minimum [***] per year of FSC board for 2012 and 2013 respectively. However, SIG Combibloc will get at least the share of FSC board according to their respective total volume of LPB from Stora Enso and will not be disadvantaged against competition. Possible additional volumes for 2013 will be agreed in Q4 2012.
FSC board is supplied at a surcharge of [***] ex mill price in 2012. The surcharge for 2013 will be discussed in Q3 2012.

Annex 2
1. List of Stora Enso Oyj subsidiaries valid for this contract as well:
Stora Enso Skoghall AB, Sweden
Stora Enso Imatra Mills, Finland
2. List of purchasing companies valid for this contract:
SIG Combibloc Group AG
SIG Combibloc Ltd., Thailand
SIG Combibloc (Suzhou) Co. Ltd., China
SIG Combibloc GmbH, Germany
SIG Combibloc GmbH & Co. KG, Austria
SIG Combibloc Ltd, Hong Kong
SIG Combibloc is entitled to enlarge the list with companies of the same group anytime. The updated list shall be duly notified in writing to Stora Enso.

GENERAL TRADE RULES
FOR SALES OF PAPER AND PAPERBOARD
1980

1.	WEIGHT (MASS)
Unless otherwise stated, the word tonne or ton (also when abbreviated to t) shall mean 1,000 kilogrammes.
2.	QUANTITY: DELIVERED
The delivered quantity is expressed in and based on weight, which is determined at the time when the good are manufactured and packed.
     For reels, and for sheets packed in bulk, the weight is determined gross for net–for reels wrappings, cores and plugs included and for sheets wrappings included. For paper in sheets counted and reamwrapped, the weight is the nominal weight as defined in clause 5(a).
     The delivered quantity is decisive for the amount of money to be paid by the buyer and also for determining whether there is such deviation from the contracted quantify that the purchase shall not be considered to have been completed in accordance with the contract. The rights of the buyer are always reserved, however, in accordance with clause 7 below, in the event of deviations in grammage or size which exceed the tolerances stated in clauses 5 and 6.
3.	QUANTITY: TOLERANCES
An order for paper or paperboard outside the normal stock range of the seller shall be deemed to have been fulfilled in accordance with the contract if the seller delivers to the buyer goods that do not deviate from the contract quantity by more than the tolerances stipulated below. Where a delivery comprises several lots as defined in clause 5(a) each lot shall be considered separately.
A.	For grammages up to and including 180 g/m2 (with the exception stated in C below)

Contracted quantity	Permitted deviation
Under 1 ton	± 15%
1 ton but under 5 tons	± 10%
5 tons but under 10 tons	± 7.5%
10 tons but under 100 tons	± 5%
100 tons and over	± 3%
For coloured qualities a further deviation of ± 2.5% is permitted.
B.	For grammages over 180 g/m2 (with the exception stated in C below)

Contracted quantity	Permitted deviation
Under 5 tons	± 15%
5 tons but under 15 tons	± 10%
15 tons and over	± 5%
For coloured qualities a further deviation of ± 2.5% is permitted.
C.	For liner and fluting irrespective of grammage

Contracted quantity	Permitted deviation
Under 10 tons	Special agreement must be reached
10 tons but under 20 tons	± 15%
20 tons but under 50 tons	± 10%
50 tons but under 100 tons	± 7.5%
100 tons and over	± 5%
In respect of A, B and C, the stated deviations shall be doubled downwards and upwards respectively where the buyer has stipulated for a maximum or minimum weight without any margin for excess or shortage.
4.	QUANTITY: CLAIMS
Claims arising from seller delivering to the buyer a quantity of goods less or more than he contracted for must be notified by the buyer to the seller within seven (7) days of the buyer receiving any documents stating or certifying the weight of the goods delivered.
     In the event of any shortage deemed to have occurred in transit, the buyer shall on receipt of the goods, in the interests of the two contracting parties, duly notify the carrier.
5.	QUALITY: GRAMMAGE TOLERANCES

(a)	Interpretation of terms
Delivery means the total amount of goods covered by one contract and delivered at one time.
Lot means one or more units of paper or paperboard of a single kind and of specified characteristics, made by one and the same mill and delivered at one time.
Unit means a reel, bale, pallet, parcel or other transportation package.
Grammage means the weight in grams per square metre of paper or paperboard.
Ordered grammage means the grammage specified in the contract.
Actual grammage of a lot of paper of paperboard is the arithmetic mean of the grammage as determined by sampling and testing the lot according to SCAN-P 1.61 and SCAN-P 6.75 respectively or such other SCAN methods, as may be adopted in their place. For newsprint, mechanical printings, magazine paper, liner and fluting the actual grammage, however, shall refer to the moisture content of these products at the time of manufacture.
Nominal weight for a delivery of sheets means the delivered number of sheets x their contracted area x the contracted grammage.
Tolerance with respect to grammage means the allowed difference between ordered and actual grammage expressed in per cent of ordered grammage.
(b)	Stipulations
A lot of paper or paperboard will be considered delivered correctly with regard to grammage when
(1)	The actual grammage in relation to the ordered grammage stays within the tolerance given below in tables A and B for paper and paperboard respectively and

(2)	The test values for individual units in relation to the ordered grammage stay within the tolerances given below in the tables for one ton.
If a delivery comprises two or more lots, the actual grammage of each lot must be determined separately.
(c)	Table A: Tolerances for different kinds of paper

Weight of lot,	Printing and writing	Creped and coated	Other paper
tons	papers, 35-80 g/m2	papers	qualities

	%	%	%
1 (minimum)	± 5.0	± 9.0	± 7.0
5	3.6	6.5	5.1
10	3.2	5.7	4.4
20	2.7	4.9	3.8
50	2.3	4.1	3.2
100	2.0	3.6	2.8
500	1.4	2.6	2.0
1,000	1.3	2.3	1.8
3,000	1.0	1.6	1.4

For lots of paper of intermediate magnitudes the tolerances are obtained by linear interpolation
(d)	Table B: Tolerances for different kinds of paperboard

Weight of lots, tons	Grammage ordered, g/m2
	< 450	≥ 450
	%	%
1 ton but under 15 tons	± 5.0	± 6.0
15 tons but under 60 tons	4.0	5.5
60 tons and over	3.5	4.0
6.	QUALITY: SIZE OF SHEETS AND WIDTH OF REELS, TOLERANCES
A delivery of paper or paperboard shall be deemed to have been completed in accordance with the contract if the delivered sizes (in the case of sheets, the width and length and in the case of reels, the width) differs from the contracted sized by no more than stipulated below:

Sheets
Not trimmed	± 0.4%, not, however, exceeding ± 3 mm
Trimmed	± 0.2%, not, however, exceeding ± 3mm

Reels (with trimmed edge)
< 400 mm	± 2 mm
400 mm but < 2,000 mm	± 3 mm
2,000 mm and over	± 5 mm
Minimum 95% of the measurements must be within these tolerances.
7.	QUALITY: CLAIMS
(a) It shall be the responsibility of the buyer to check the quality of delivered goods before their processing. If the quality is not in accordance with the quality contracted for or if the buyer has reason to believe that the quality of the goods is such as to give rise to difficulties in processing, then the buyer shall not allow processing to commence unless he has received permission to do so from the seller in writing or by telecommunication.
     If the buyer should discover a defect in the goods during processing, he shall immediately give notice of such defect by tele-communication to the seller.
(b) A claim for a defect in quality that is of such nature, that it can be ascertained from the sellers documents or from a sample provided by the seller, must be made by the buyer within seven (7) days of receipt of the documents or the sample by the buyer.
Claims in respect of other defects of quality shall be made by the buyer:
(1)	Immediately, if the defect can be ascertained upon visual inspection of the goods or their packing.

(2)	as soon as the defect is discovered, but at the latest within thirty (30) days in the event of the defect relating to grammage, size, colour, cleanness, strength or other reason that can be determined through the taking of samples and

(3)	as soon as the defect is discovered, but at the latest within three (3) months in the event that it has not been possible to find the defect through visual inspection or to determine it through the taking of samples.
All periods of time shall be calculated from the time the goods are discharged at the place of destination.
(c) When giving notice of claim the buyer must identify the goods clearly and state fully the facts on which his claim is based and he shall send to the seller, then or as soon as possible thereafter, any documents that support his claim. Until the dispute relating to the claim has been resolved, the buyer shall accept carefully warehouse the goods and insure them for his interest and also for the interest of the seller to their full value including costs of transit and of warehousing and shall duly give notice of claim to the carrier within such period as may be provided by the contract of carriage should there be any evidence of damage in transit.
(d) If the buyer has given notice of claim as required above and the parties are unable to reach agreement on settlement of the claim, the dispute shall be referred to arbitration. At least ninety per cent (90%) of the goods in dispute shall then be made available to the seller unused and not unduly tampered with so that samples may be taken for the purpose of the arbitration irrespective of demands made by the buyer. If the buyer has rejected the goods, any claim of his relating to the goods may be upheld only as long as the above-mentioned proportion of the goods remains unused and has not been tempered with.
(e) If a delivered lot or part thereof is not within the appropriate tolerance stated in clause 5 or 6, or is not reasonably comparable in quality to a sample provided by the seller or to the seller’s specification, the arbitrators may award rejection of the lot if all of it is faulty, or if only part of it is faulty they may award rejection of that part provided what remains can be used by the buyer. Rejection may not be awarded by the arbitrators for a faulty lot or part of a lot that is usable by the buyer for his normal business purposes despite the fault or defect. For such lots or parts of lots the arbitrators shall award a reduction of the contract price. The seller has, however, the option of claiming rejection of such faulty lot or part instead of a reduction of the price.
(f) If the arbitrators order samples to be taken, samples shall be taken and tested in accordance with officially recognized standardized procedures. The seller shall have the right to be represented at the sampling.
(g) If in the case of two or more successive deliveries of the same type of paper or paperboard, the arbitrators give the buyer the right to cancel the contract fully or in part or award a reduction by twenty per cent (20%) or more of the invoice price, the buyer shall have the right to cancel the contract in respect of undelivered quantities. If more than one type of paper or paperboard is covered by the contract, such right of cancellation shall apply to undelivered quantities of the type covered by the award.
8.	DELAYED PAYMENT AND OWNERSHIP OF THE GOODS
(a) Failure of the buyer to pay for the goods within the time payment is due under the contract shall entitle the seller to receive interest on the sum outstanding at the rate of 5 per cent units above the bank rate or minimum lending rate officially or generally applied in the country of the buyer from time to time while such payment remains outstanding.
     When the price is payable in a currency other than that of the seller’s country, the seller is also entitled to compensation if the rate of exchange is less favourable to him on the day of delayed payment than it was on the last day when payment was due.
(b) If the buyer is in default of payment and the delay is not attributable to errors by the transferring banks, the seller has the right to cancel the contract with effect fourteen (14) days after giving notice if the payment has still not reached him. In the case of instalment contracts such cancellation applies to the balance of the contract including or not including, as the seller so select, the shipment for which the buyer is in default of payment.
(c) Delivered paper or paperboard shall–to the extent permitted by the law of the buyer’s country–remain the property of the seller until the whole sum payable under the contract is paid. The ownership of the paper or paperboard includes the right to the goods as delivered or converted and the right to the receivables and the money which the buyer may have acquired from disposing of the goods or products made thereof. Money so received in payment must be kept on a separate account by the buyer.
(d) Should the buyer be in default in making a payment due under the contract, the seller shall have the right upon giving notice to the buyer in writing to withhold deliveries due to the buyer under the particular contract and under all other contracts made between them until such payment is received by the seller.
(e) Should the buyer or the seller become insolvent or go into liquidation or have a receiver appointed or otherwise be found to be in such a financial position that it may reasonably be assumed that he will not be able to fulfil his obligations, the other party shall have the right to cancel the contract if the first party has not within ten (10) days after given notice furnished a satisfactory guarantee for his fulfillment of the contract.
9.	LIMITATION OF DAMAGES
(a) If due to a defect of quality or delivery of a quantity less than the seller contracted to deliver, the seller accepts that the buyer rejects the goods delivered, or rejection is awarded by arbitrators, the seller shall without delay replace the defective goods or make good the short delivery, and the seller shall reimburse any additional expenses incurred by the buyer for handling, storing and insuring the defective goods but shall not otherwise be liable to the buyer for compensation or damages of any kind whatsoever because of the defect or short delivery.
     Where there is a defect of quality that does not result in rejection of the goods, the buyer shall pay the reduced value of the faulty goods and shall not be entitled to recover other compensation or damages. Should a lack in quantity be acceptable to the buyer or constitute no real reason or rejection, payment shall be made only for the exact quantity delivered.
     Where the seller has given an express warranty regarding specific properties of the goods for a particular purpose for which the goods has been bought, this purpose having been made known to the seller by the buyer, the measure of damages for breach of warranty shall be those provided by subclause (b) of this clause.
(b) When either party is liable for damages to the other, these shall not exceed the loss, which the party in fault could reasonably have foreseen at the time of the conclusion of the contract nor include consequential damages. Damages shall in no case exceed the invoiced value of the delivery concerned.
(c) If one party alleges a breach of contract by the other party, he must take all necessary measures to mitigate the loss resulting from the breach, provided that and in so far as he can do so without unreasonable inconvenience or cost. If he fails to take such measures, the party in breach may claim a reduction in the damages.
10.	GROUNDS OF DISCHARGE FROM LIABILITY (FORCE MAJEURE)
(a) The following shall be considered as grounds of discharge from liability if they occur after the conclusion of the contract–or when they have occurred before that time, if their effects were not clearly forseeable before the conclusion–and they prevent, hinder or delay the production in which the buyer (or if the buyer is a wholesale dealer his customer provided named in the contract) intends to use the goods or the buyer’s acceptance of the goods of the seller’s production or delivery by agreed means, viz.:
war; war risk; insurrection; blockade; requisition; embargo; calling up of personnel for military service; currency restrictions; export or import prohibitions or restrictions; restrictions in the use of power; labour conflicts; general shortage of labour, transport and materials; water shortage; fire; flood; storm; obstruction of railways; obstruction of navigation by ice at port of shipment; loss or detention at sea; non-delivery, faulty or delayed delivery by the seller’s suppliers of raw material and other commodities for industrial production and any other circumstances beyond the control of the parties.
(b) The buyer or the seller, as the case may be, may suspend performance under this contract on the grounds of discharge from liability, neither party being responsible to the other party for any damage resulting from such suspension. Goods released by the seller and already manufactured or in the course of manufacture or in transit from the seller’s mills must, however, always be accepted by the buyer.
(c) In the event of suspension of performance for less than ten (10) consecutive days, deliveries shall be resumed as soon as practicable for the full contract quantity. When such suspension shall have continued for a period of ten (10) consecutive days or more, the delivery or deliveries omitted during the period of suspension can be cancelled without liability to either party, and subsequent deliveries shall be resumed thereafter according to contract.
(d) The party wishing to claim relief by reason of any of the said circumstances shall notify the other party in writing, by telex or by cable without delay on the occurrence of the intervention and on the cessation thereof and, as soon as practicable, notify the other party to what extent the claim will necessitate a suspension.
11.	INCREASED COSTS
Should there after the conclusion of the contract occur a substantial increase of not less than ten per cent (10%) of the total costs for the production and the transportation of the goods, the seller shall have the right to demand a renegotiation of the price in respect of quantities due for delivery thirty (30) days after notice of renegotiation has been served in order to obtain reimbursement for this increased costs as long as these continue. If agreement cannot be reached within these thirty (30) days, the seller may cancel the undelivered part of the contracted quantity.
12.	CLAIMS
All claims must be made in writing, by telex or by cable. Claims shall be made within thirty (30) days of the discharge of the goods at the place of destination except in clauses 4 and 7 above stated cases and claims for payment of the invoice. Non-approval of the invoice shall be mailed within ten (10) days of its receipt.
     If the buyer does not observe the provision and time limits stipulated in clauses 4 and 7 as well as above in this clause, the claim will not be effective against the seller and the buyer will lose all right to compensation.
     The buyer shall, irrespective of whether he has lodged or is going to lodge claims, pay the invoice when due. Final adjustment shall be made when agreement is reached of the decision of the arbitrators is given.
13.	DELIVERIES
Each delivery under this contract shall be considered as a separate contract and default on one or more deliveries shall not invalidate the balance of the contract except as herein otherwise provided. The present clause does not, however, affect the applicability of the clause 11 above.
14.	SPECIAL PROVISIONS
These General Trade Rules shall apply in their entirety unless otherwise expressly agreed upon in writing by the seller and the buyer.
15.	APPLICABLE LAW
The contract and the legal relations between the buyer and the seller shall be governed by the law of the country of the seller, except concerning clause 8 (c) where the law of the country of the buyer shall apply.
16.	ARBITRATION
All disputes arising in connection with the present contract shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more Arbitrators appointed in accordance with the Rules.